Exhibit 99.1

Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2012 FOURTH QUARTER

AND FULL-YEAR RESULTS

IRVINE, CA, September 4, 2012 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal fourth quarter and full-year ended June 30, 2012.

Pro-Dex, Inc. (the “Company”) reported a loss from continuing operations of $452,000, or $0.14 per diluted share, for the quarter ended June 30, 2012 compared to income from continuing operations of $1.0 million, or $0.31 per diluted share, in the same period of fiscal 2011. The net loss for the fourth quarter of fiscal 2012 was $545,000 or $0.17 per diluted share, compared to net income of $1.0 million or $0.31 per diluted share in the fourth quarter of fiscal 2011. Sales for the quarter ended June 30, 2012 decreased 46% to $3.7 million from $6.8 million for the corresponding quarter in 2011, and decreased 28% to $17.3 million from $24.0 million for the fiscal years ended June 30, 2012 and 2011, respectively. For fiscal year 2012, the net loss was $876,000, or $0.27 per diluted share, as compared to net income of $2.6 million, or $0.80 per diluted share for fiscal year 2011. As the Company has disclosed previously, the decrease in sales and the resulting net losses were primarily the result of the continuation of a reduction in purchases of the Company’s medical device products by its largest customer. The results from continuing operations for the 2012 and 2011 periods exclude the results of the Company’s former Astromec product line, which was sold in February 2012 as previously announced.

Gross profit for the quarter ended June 30, 2012 was $858,000, or 23%, compared to gross profit of $2.9 million, or 43%, for the year-ago period. For fiscal year 2012, gross profit was $5.4 million, or 31%, compared to $10.1 million and 42%, respectively, for fiscal year 2011. These decreases resulted primarily from the year-over-year decrease in sales and a commensurate change in sales mix to products with lower gross margins, and from reductions in manufacturing efficiencies due to the lower sales volume.

Operating expenses, which include selling, general and administrative, and research and development expenses, for the fourth fiscal quarter of 2012 decreased 12% to $1.6 million from $1.8 million in the prior year’s fourth quarter. The decrease was primarily attributable to lower performance-based bonuses having been accrued in 2012, relative to 2011. For the year ended June 30, 2012, operating expenses were relatively unchanged from fiscal 2011, increasing by $118,000, or 2%. Underlying the absence of a year-over-year change was a decrease in employee compensation, including the aforementioned lower bonuses, and other operating expense cuts, offset by costs of $485,000 incurred of severance costs associated with the replacement of our CEO and Vice President of Sales, and the two previously announced reductions in force.

The pre-tax loss from continuing operations was $707,000 for the quarter, compared to pre-tax income from continuing operations of $1.1 million in the corresponding 2011 period. For the year ended June 30, 2012, the pre-tax loss from continuing operations was $1.4 million, compared to pre-tax income of $3.3 million in fiscal year 2011.

The Company also announced that, on August 30, 2012, it notified the bank with which it has maintained a credit facility, of the Company’s intent to terminate that facility and repay in full, on or before September 30, 2012, the $685,000 currently outstanding balance of its term loan with the bank.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “The results we reported today for fiscal 2012 are consistent with those we previewed a few weeks ago. As we near the end of the first quarter of fiscal 2013 we continue to make progress on all four of our key strategic programs. Our sales effort has identified a number of possible new client relationships which we continue to develop and we see exciting possibilities ahead. Our newly quoted lead times are coming down and we believe we will meet or exceed our customers’ expectations as to delivery dates. Our cost control efforts are bearing fruit as our downsized workforce has stepped up to the tasks at hand and increased productivity. Our programs for innovation and quality improvement have identified key strategic objectives and are pursuing their implementation. At the end of the first quarter we will provide a more detailed report on our progress and an update as to our outlook for fiscal 2013.”

Mr. Berthelot continued, “As we have previously pointed out, because we reported a loss for the fiscal year ended June 30, 2012, we were in violation of one of our financial covenants under our bank credit facility. Following discussions with our bank, and recognizing that we have not used the line of credit provided in the facility and that the highest return on some of the cash we hold would be realized by retiring in full our term loan, we have advised our lender that we wish to terminate our line of credit immediately and will retire our term loan in full not later than September 30, 2012. This action will save us approximately $15,000 in interest in fiscal 2013 and $8,000 in 2014 while eliminating administrative time associated with the unused line of credit. The cash balances we currently enjoy are, we believe, more than adequate to provide the necessary cash resources we may need to pursue our programs for fiscal 2013. We may seek to establish a new, smaller line of credit in the future.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2012 fourth quarter and full-year financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on September 19, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering account number 286 and conference I.D. number 399844. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	June 30, 2011
ASSETS
Current assets:
Cash	$4,112,000	$4,689,000
Accounts receivable, net of allowance for doubtful accounts of $16,000 and $7,000 at June 30, 2012 and 2011, respectively	1,581,000	3,128,000
Other current receivables	123,000	12,000
Inventories	2,791,000	3,703,000
Prepaid expenses	172,000	145,000
Income taxes receivable	609,000	—
Deferred income taxes	109,000	163,000

Total current assets	9,497,000	11,840,000
Property, plant, equipment and leasehold improvements, net	2,539,000	3,661,000
Real estate held for sale	733,000	—
Other assets	53,000	60,000

Total assets	$12,822,000	$15,561,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$633,000	$1,207,000
Accrued expenses	1,425,000	2,379,000
Income taxes payable	47,000	78,000
Current portion of bank term loan	774,000	357,000

Total current liabilities	2,879,000	4,021,000

Non-current liabilities:
Bank term loan	—	774,000
Deferred income taxes	109,000	163,000
Deferred rent	284,000	279,000

Total non-current liabilities	393,000	1,216,000

Total liabilities	3,272,000	5,237,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,272,350 shares issued and outstanding at June 30, 2012 and 2011	16,846,000	16,744,000
Accumulated deficit	(7,296,000)	(6,420,000)

Total shareholders’ equity	9,550,000	10,324,000

Total liabilities and shareholders’ equity	$12,822,000	$15,561,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended June 30,
	2012	2011
Net sales	$17,257,000	$24,060,000
Cost of sales	11,841,000	13,919,000

Gross profit	5,416,000	10,141,000

Operating expenses:
Selling expenses	1,531,000	1,600,000
General and administrative expenses	3,182,000	3,174,000
Research and development costs	2,068,000	1,889,000

Total operating expenses	6,781,000	6,663,000

Income (loss) from continuing operations before items below	(1,365,000)	3,478,000

Other expense:
Interest expense	36,000	148,000

Total other expense	36,000	148,000

Income (loss) from continuing operations before provision for income taxes	(1,401,000)	3,330,000
Provision for (benefit from) income taxes	(441,000)	530,000

Income (loss) from continuing operations	(960,000)	2,800,000
Income (loss) from discontinued operations, net of (benefit) from income taxes of $(146,000) in 2012 and $(74,000) in 2011	84,000	(160,000)

Net income (loss)	$(876,000)	$2,640,000

Per share data:
Income (loss) from continuing operations
Basic	$(0.29)	$0.86
Diluted	$(0.29)	$0.85
Income (loss) from discontinued operations
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)
Net income (loss)
Basic	$(0.27)	$0.81
Diluted	$(0.27)	$0.80
Weighted average shares outstanding — basic	3,272,350	3,264,936
Weighted average shares outstanding — diluted	3,272,350	3,287,415

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(876,000)	$2,640,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	647,000	697,000
Allowance for doubtful accounts	9,000	(18,000)
Share-based compensation	108,000	43,000
Changes in:
Accounts receivable and other receivables	1,428,000	(418,000)
Inventories	912,000	(475,000)
Prepaid expenses	(26,000)	29,000
Other assets	7,000	18,000
Accounts payable and accrued expenses	(1,523,000)	383,000
Income taxes receivable and payable	(641,000)	(1,000)

Net cash provided by operating activities	45,000	2,898,000

Cash flows from investing activities:
Purchase of equipment	(341,000)	(265,000)
Proceeds from sale of equipment	82,000	—

Net cash used in investing activities	(259,000)	(265,000)

Cash flows from financing activities:
Principal payments on bank term loan	(357,000)	(236,000)
Principal payments on mortgage	—	(1,528,000)
Repurchase of stock options	(6,000)	—
Proceeds from exercise of stock options	—	26,000

Net cash used in financing activities	(363,000)	(1,738,000)

Net increase (decrease) in cash	(577,000)	895,000
Cash, beginning of year	4,689,000	3,794,000

Cash, end of year	$4,112,000	$4,689,000

Supplemental Information
Cash paid for interest	$37,000	$148,000
Cash paid for income taxes	$56,000	$456,000